Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Victor R. Santoro
	President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
	120 Wilshire Blvd. Santa Monica, California 90401	120 Wilshire Blvd. Santa Monica, California 90401
Phone:	310-458-1521 x 271	310-458-1521 x288
Fax:	310-451-4555	310-451-4555

FOR IMMEDIATE RELEASE		NOVEMBER 19, 2003

FIRST COMMUNITY BANCORP APPOINTS ROBERT G. DYCK AS

EXECUTIVE VICE PRESIDENT AND CHIEF CREDIT OFFICER

— Dyck to also join Board of Directors of First National Bank

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) announced today that Robert G. Dyck, currently Senior Vice President and Chief Credit Officer of Pacific Western National Bank, has been appointed Executive Vice President and Chief Credit Officer of First Community Bancorp, effective immediately.  Pacific Western is a wholly owned subsidiary of First Community Bancorp.  Mr. Dyck succeeds Robert M. Borgman, who served as Chief Credit Officer from May 2000 until July 2003, when Mr. Borgman became president of First Community’s other wholly owned subsidiary, First National Bank.    Mr. Dyck, who is currently a director of Pacific Western National Bank, will also join the board of directors of First National Bank.

Matt Wagner, President and Chief Executive Officer of First Community, commented, “Bob Dyck has done a terrific job managing credit for Pacific Western and will do a great job for First Community Bancorp.  Bob has acquired a wealth of experience throughout his career managing credit for banks large and small.  His conservative approach ensures First Community will retain its focus on high quality credit.”

Mr. Dyck joined Pacific Western with First Community’s acquisition of Professional Bancorp in January 2001, where Mr. Dyck had been Senior Vice President and Chief Credit Officer of its subsidiary First Professional Bank since December 2000.  Prior to joining First Professional, Mr. Dyck served as Senior Vice President and Senior Credit Officer for US Bank from April 1997 to December 1999.  Mr. Dyck held positions as Vice President and Regional Credit Administrator for over two years at Sanwa Bank, and as Vice President and Credit Administrator for Manufacturer’s Bank in Los Angeles for ten years.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $2.4 billion in assets as of September 30, 2003 and  two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the banks’ 32 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western has 19 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties and First National Bank has 13 branches across San Diego County.  Additional information regarding First Community is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.